UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2004

CROWN FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-23410	13-1924455
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 459-9500

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

Private Placements of Crown Financial’s Securities

Crown Financial Group, Inc. is a New Jersey corporation and a member of the National Association of Securities Dealers, Inc. (“Crown”).

Since the end of Crown’s first fiscal quarter of 2005 ended on April 30, 2004, Crown sold in privately negotiated transactions 6,906,631 shares of its common stock, not registered under the Act, to “accredited investors” (as the term is defined in Rule 501(a) of Regulation D promulgated under the Act), in exchange for $3,353,600 in cash pursuant to Section 4(2), Section 4(6) and/or 3(b) of the Act and on Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws. Included (but not limited to) in these private sales of Crown’s securities are the August 3, 2004 investments by Sky Capital (as defined below) which are discussed below.

On August 3, 2004, Sky Capital Enterprises Inc., a Delaware corporation (“Sky Enterprises”), and Sky Capital Holdings Ltd., an affiliate of Sky Enterprises (“Sky Holdings”) (collectively referred to as “Sky Capital”), agreed to purchase 4,545,455 (equally split between the two Sky Capital entities) common stock shares of Crown (“Sky Shares”) in consideration for the aggregate purchase price of US$1,500,000 (or US$750,000 paid by each Sky Capital entity) (the “Subscription Agreements”). The foregoing investment was made pursuant to and in reliance upon exemption from registration of securities under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated under the Act and in reliance on similar exemptions under applicable state laws. The Sky Shares represent slightly less than 25% of Crown’s outstanding securities as of the time of this investment.

In addition to and in connection with the purchase of the Sky Shares, Crown and Sky Capital executed a certain Registration Rights Agreement (“RRA”) and a certain Investors’ Rights Agreement (“IRA”). Under the terms and provisions of the RRA, Crown agreed, inter alia, to prepare and file, on or before January 5, 2005, a registration statement with the U.S. Securities and Exchange Commission (“SEC”) covering the Sky Shares for an offering on a continuous basis pursuant to SEC Rule 415. Under the terms and provisions of the IRA, Crown agreed, inter alia, to appoint Michael Recca, President of Sky Holdings and Sky Enterprises, as a member of Crown’s Board of Directors; to maintain its registration under the Securities Exchange Act of 1934, as amended; to file all required reports in a timely fashion; and to hold annual shareholder meetings within 180 days after the end of Crown’s fiscal year commencing on January 21, 2005. The RRA and the IRA contain other standard provisions found in similar agreements. The foregoing is a summary description of the terms of the Subscription Agreements, the RRA and the IRA and by its nature is incomplete. It is qualified in the entirety by the texts of the respective agreements, copies of which attached hereto as Exhibits 99.1, 99.2, 99.3 and 99.4, respectively. All readers of this Current Report are encouraged to read the entire texts of those respective agreements attached hereto.

These foregoing common stock share issuances were approved by Crown’s Board of Directors. The investors in Crown’s securities had access to the kind of information about Crown that the Company would provide in a registration statement, were “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Act and represented to Crown their intentions to acquire Crown’s securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the certificates representing the securities issued. Placement fees totaling $35,180 were paid to two placement agents in connection with these share issuances. All of the proceeds from the above referenced share issuances were used for Crown’s working capital purposes, to increase its level of shareholders’ equity and its net capital as defined in SEC Rule 15c3-1.

Subsequent to the above-referenced private sales of Crown’s securities, as of August 6, 2004, Crown has 18,460,601 common stock shares issued and outstanding.

Release and Settlement with Sanville & Company

On June 30, 2004, Crown and John P. Leighton, its Chairman of the Board of Directors, on the one hand, and Sanville and its principal, Robert Sanville (collectively, “Sanville”), on the other hand, entered into an Amended Release and Settlement Agreement (the “Settlement”). Under the terms and provisions of the Settlement, Crown and John P. Leighton agreed to release and discharge Sanville from all claims which Crown could assert against Sanville relating to the auditing services rendered to Crown by Sanville, in consideration for a $700,000 payment by Sanville to Crown. Mr. Leighton did not receive any consideration from Sanville. Sanville served as Crown’s independent auditor from March 1, 2002 to June 12, 2003. Crown received the consideration payable under the Settlement on June 30, 2004.

ViewTrade Disposition

On July 28, 2004, Crown entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with ViewTrade Holding Corporation, a Delaware corporation (“ViewTrade”), pursuant to which Crown agreed to sell its entire beneficial interest in ViewTrade to ViewTrade. Under the terms of the Repurchase Agreement, Crown agreed to divest itself of 793,981 shares of common stock, par value $0.01 per share, of ViewTrade, which shares represented approximately 16% of ViewTrade’s outstanding securities (the “Shares”). In turn, ViewTrade agreed to pay the purchase price in the amount of US$250,000 for the Shares. The closing of the Repurchase Agreement occurred on July 29, 2004. Contemporaneously with the closing of the Shares repurchase, Timothy Demarest, Crown’s Executive Vice President and Chief Technology Officer, agreed to resign as a member of the ViewTrade Board of Directors.

Crown acquired its beneficial interest in ViewTrade when Crown’s former subsidiary, eMeyerson.com, Inc. merged into a wholly-owned subsidiary of ViewTrade on July 25, 2001. Until February 29, 2004, ViewTrade subleased approximately 5,800 square feet of the 35th floor space from Crown, which resulted in sublease income of approximately $214,310 for the year ended January 31, 2004.

Item 7. Financial Statements and Exhibits.

1.	Financial Statements

NA.

2.	Pro forma Financial Information

NA.

3.	Exhibits

	Exhibit No.	Description

	99.1	Sky Capital Holdings Limited Subscription Agreement.

	99.2	Sky Capital Enterprises Inc. Subscription Agreement

	99.3	Sky Capital Registration Rights Agreement.

	99.4	Sky Capital Investors’ Rights Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: August 6, 2004

CROWN FINANCIAL GROUP, INC.

By:	/s/ CHARLES B. KENNEDY
Name: Charles B. Kennedy Title: Interim Chief Executive Officer and President